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                                                                   EXHIBIT 10.16

                           TRADEMARK LICENSE AGREEMENT

                 This Agreement, dated the 10th day of October, 1997, is made between BYB Properties, inc., a Delaware corporation with its sole office located at suit 200, 103 Foulk Road, Wilmington, Delaware, 19803 ("BYB"), and Back Yard Burgers, Inc., a Delaware corporation with its principal offices located at 2768 Colony Park Drive, Memphis, Tennessee 38118 ("Burgers").

                                    RECITALS

                 WHEREAS, BYB is the owner of all right, title and interest in and to those certain trademarks, trade names and service marks, and all related registrations and applications for registration, as more particularly identified on Exhibit A which is attached hereto and made a part hereof (collectively, the "Trademarks").

                 WHEREAS, Burgers desires to acquire the right to use the Trademarks as part of its corporate name and in connection with its business of operating and franchising a chain of fast-food restaurants in the Territory (as defined herein), and to acquire the right to franchise or sub-license the Trademarks to its franchisees, sublicensees, affiliates and subsidiaries;

                 WHEREAS, BYB is willing to authorize and license Burgers such rights under the Trademarks.

                 NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are acknowledged by the parties, BYB and Burgers, intending to be legally bound, agree as follows:


                             ARTICLE I - DEFINITIONS

         1.1 "Trademarks" shall mean all those certain registered and unregistered trade names, trademarks, service marks, and all related registrations and applications for registration, identified on Exhibit A hereto, and any future trade names, trademarks and service marks added to the scope of this Agreement by the mutual agreement of the parties.

         1.2 "Licensed products" shall mean all services and products of Burgers delivered under the Trademarks.

         1.3 "Territory" shall mean the continental United States of America.

         1.4 "Affiliate" or "Subsidiary" - shall mean any entity in which Burgers owns at least a majority of the voting control of such entity.

         1.5 "Franchisee" or "Sublicensee" - shall mean any entity in which Burgers does not own a majority of the voting control of such entity to whom Burgers grants a franchise or sublicense of the Trademarks.

                          ARTICLE II - GRANT OF LICENSE

         2.1 BYB grants Burgers the non-exclusive, non-assignable right and license to use the Trademarks in Burgers' corporate name and in connection with packaging, selling, marketing, operating and distributing the Licensed Products within the Territory.

         2.2 BYB further authorizes Burgers to grant appropriate sublicenses hereunder to Affiliates or Subsidiaries, all subject to the terms and conditions hereinafter stated.

         2.3 BYB further authorizes Burgers to franchise and sublicense the Trademarks to Franchisees and Sublicensees, all subject to the terms and conditions hereinafter stated. BYB reserves the right to disallow any Franchise or Sublicense of the Trademarks within 30 days of BYB receiving notice of the grant of such Franchise or Sublicense.



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                          ARTICLE III - QUALITY CONTROL

         3.1 BYB shall have the right to exercise quality control over Burgers' use of the Trademarks and Licensed Products to a degree reasonably necessary to maintain the validity of the Trademarks and to protect the goodwill associated therewith. BYB recognizes and approves the quality of Burgers' products heretofore sold by Burgers under the trademarks now termed the Trademarks in the territory now termed the Territory.

         3.2 Burgers shall use the Trademarks on or in connection only with those Licensed products that conform to the specifications and standards of quality which BYB prescribes. BYB adopts as said standards of quality those standards embodied in said products sold heretofore by Burgers, and Burgers will not deviate materially from those standards without prior written approval from BYB.

         3.3 In order to verify compliance with Paragraph 3.2 hereof, BYB may from time to time require Burgers to submit samples of Licensed Products, packaging and promotional materials therefor, and other items bearing the Trademarks, or submit reports and documents prepared in the ordinary course of business, and BYB, or its delegate, may inspect the licensed Products, packaging, or promotional materials on Burgers' premises during business hours, upon forty-eight (48) hours advance notice.

         3.4 Burgers shall use its best efforts to ensure that the Licensed Products, and packaging or promotional materials therefor, comply with all applicable ordinances, laws, and statutes governing the manufacture, packaging, promotion, and sale of such products.

                       ARTICLE IV - USE OF THE TRADEMARKS

         4.1 Burgers shall use its best efforts to promote and extend demand for the Licensed Products sold under the Trademarks in the Territory.

         4.2 Burgers recognizes the great value and goodwill associated with the Trademarks and acknowledges BYB's ownership in same. Burgers is a related company as defined in Section 45 of the Trademark Act of the United States, 15 U.S.C. ss.1127, and Burgers' use of the Trademarks inures to the benefit of BYB for all purposes including trademark registration. Burgers shall not, however:

                 (a) challenge the validity of the Trademarks or any registration therefor;

                 (b) contest the fact that its rights under this Agreement are solely those of a licensee;

                 (c) attempt to register any of the Trademarks in its own name;

                 (d) use the Trademarks in any manner that would jeopardize BYB's rights in the Trademarks; or

                 (e) knowingly do any act that would invalidate or be likely to invalidate the BYB's trademark registrations.

         4.3 Burgers shall affix as a trademark registration notice to the Licensed Products, and on the packaging, advertising, promotional items used in conjunction with the Licensed products the symbol for registered trademarks and TM for unregistered trademarks.

         4.4 Burgers may not combine the Trademarks with any other marks, names or symbols unless it obtains BYB's prior written consent.

         4.5 Burgers may not make any significant change in the presentation of the Trademarks as affixed to the licensed products, or used on packaging or promotional materials, unless it obtains BYB's prior written consent.

         4.6 BYB shall be responsible for trademark registration and maintenance. Burgers shall cooperate with BYB and shall execute any documents reasonably required by BYB or supply BYB with any samples or other materials reasonably necessary to maintain the Trademarks.



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         4.7     Burgers is authorized to use the Trademarks in connection with the advertisement of its products and services in any manner it deems appropriate, including without limitation use of the Trademarks on apparel, print media, radio and television. This authorization is conditioned, however, on such advertising complying with all applicable local, state and federal laws. Also, if sales of advertising products are made by Burgers, such sales will be included with the calculation of the Royalty under Section 7.1 of this Agreement.

                        ARTICLE V - TRADEMARK ENFORCEMENT

         5.1 In the event that Burgers learns of any infringement or unauthorized use of any of the Trademarks, it shall promptly notify BYB. BYB has the right to transmit notices of infringement to or bring infringement actions against infringing parties. If requested to do so, Burgers shall cooperate with and assist BYB in any such action, including joining the action as a party if necessary, at BYB's expense. Any award, or portion of an award, recovered by BYB in any such action or proceeding commenced by BYB shall belong solely to BYB after recovery by both parties of their respective actual out-of-pocket costs.

         5.2 If BYB determines not to bring any such action, Burgers may then bring such action in its own name at its own expense provided it obtains the consent of BYB, which consent shall not be unreasonably withheld. If requested to do so, BYB shall cooperate with Burgers in any such action, including joining the action as a party if necessary, at Burgers' expense. Any award, or portion of an award, recovered by Burgers shall belong solely to Burgers after recovery by both parties of their respective actual out-of-pocket costs.

         5.3 In the event a third party institutes an infringement action against Burgers for its use of the Trademarks as provided in this Agreement, Burgers shall promptly notify BYB of such suit in writing. BYB shall defend, at its own expense, any such action, and Burgers shall cooperate in such defense as reasonably requested by BYB, at BYB's expense. BYB shall pay all judgments and settlements resulting from such suits. Any award received by BYB in such an action shall belong solely to BYB.

         5.4 BYB and Burgers shall keep one another informed of the status of, and their respective activities regarding, any litigation concerning the Trademarks. Burgers may not enter into a settlement or consent judgment involving the trademarks, however, unless it obtains BYB's prior written consent.

                             ARTICLE VI - INDEMNITY

         6.1 Burgers shall indemnify and hold harmless BYB and its affiliated entities and their respective officers, employees, and agents, from any and all claims, suits, damages, attorney's fees, costs, and expenses arising from Burgers' performance and activities under this Agreement, whenever and however asserted and established.

         6.2 Burgers shall indemnify and hold harmless Burgers and its affiliated entities and their respective officers, employees, and agents, from any and all claims, suits, damages, attorney's fees, costs, and expenses arising from any claim by any other person, firm or corporation of either a superior right in and to the Licensed Products or any feature thereof or infringement action arising out of the manufacture and sale of the Licensed Products by Burgers.

                              ARTICLE VII - ROYALTY

         7.1 In consideration of the rights granted herein, burgers shall pay to BYB a royalty equivalent to a percentage of all gross sales (less sales tax) of the Licensed products sold by Burgers and its Affiliates, such percentage currently being three and one-half percent (3.5%) (the "Royalty"). Burgers and BYB shall each have the right to require that a new royalty be determined in accordance with an independent valuation of the Trademarks which shall be performed by an independent appraiser mutually agreed upon by the parties (costs to be paid by requesting party). Once a party exercises its right to require a valuation, that party shall not have the right to request another valuation for three (3) years from the date of issuance of the final draft of the valuation report. The royalty percentage determined by the valuation study shall then be applied prospectively to the gross sales (less sales tax) of Burgers from the date of issuance of the final draft of the valuation report.

         7.2 In consideration of the right to Franchise or Sublicense the Trademarks hereunder, Burgers shall pay a royalty equivalent to the Royalty, which shall be calculated against all gross sales (less sales tax) of Licensed products sold by Franchisees or sublicensees in the Territory (the "Franchise Fees").


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         7.3     Unless agreed to the contrary, Burgers shall calculate the royalty and Franchise Fees payable to BYB on the last day of each fiscal month of Burgers occurring during the term of this Agreement, and shall pay or cause to have paid to BYB such Royalty and Franchise Fees within thirty (30) days after the last day of each fiscal month occurring during the term of this Agreement. Notwithstanding the foregoing, the royalty and Franchise Fees shall be deemed to accrue from day to day. Simultaneous with submission of the royalty and Franchise Fees, Burgers shall deliver to BYB a detailed report of the Royalty and Franchise Fees payable for the month.

         7.4 BYB shall have the right to assess interest on any royalty or Franchise Fe due and remaining unpaid in the manner and on the date stipulated for payment hereunder at a rate of one percent (1%) point per annum above the average prime rate as reported in The Wall Street Journal for the period of default, such interest being compounded at the end of each fiscal year.

         7.5 Burgers shall maintain complete and accurate records showing in detail the net sales of the Licensed Products. BYB, or its duly authorized representative, is entitled to inspect Burgers' records at all reasonable times.

         7.6 BYB agrees to provide instructions to, accept payments from, and deliver any report, document, or other information pertaining to this Agreement or the transactions contemplated by this Agreement to, the management company or other designee appointed to transact business on behalf of Burgers, if requested to do so by Burgers.

                       ARTICLE VIII - TERM AND TERMINATION

         8.1 This Agreement will remain in force and effect for a period of one year from the effective date of this Agreement, and shall renew automatically for successive yearly periods until either party provides written notice to terminate the Agreement within forty-five (45) days before the expiration of the then current term.

         8.2 In the event either party commits a material breach of this Agreement, the other party may, upon written notice, terminate the Agreement; provided, however, that the Agreement will not be terminated if the breaching party cures the breach within thirty (30) days of receipt of said notice (the "Cure period"). Further, if the breaching party is unable to cure its breach within the Cure Period for reasons of force majeure, or because of actions or omissions of the non-breaching party, the breaching party shall have up to an additional thirty (30) days in which to cure, so long as the Agreement has not expired.

         8.3 Notwithstanding anything to the contrary in paragraph 8.2, either party may, by written notice to the other party, terminate this Agreement if any of the following events occur:

                 (a) the other party goes into liquidation other than a voluntary liquidation for the purpose of reorganization;

                 (b)    the other party ceases to carry on business;

                 (c) the other party or a significant part of its business, assets, ownership, management, or right of disposition are confiscated, requisitioned, nationalized, expropriated, or in any other manner acquired without consent of the other party or its shareholders, as the case may be, by or on behalf of or under any law or at the instance of any Government de jure or de facto.

                           ARTICLE IX - MISCELLANEOUS

         9.1 This Agreement contains the entire understanding between the parties.

         9.2 This Agreement may be amended, modified, or supplemented, and any provision hereof waived, only by a written agreement of the parties hereto.

         9.3 Burgers is not an agent of BYB, and nothing in this Agreement places the parties in a relationship as partners or joint venturers.

         9.4 any waiver of a breach by either party is not a waiver of any subsequent or other breach.



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         9.5     this Agreement has been executed and delivered by Burgers and
                 BYB (and will be deemed to be made) in the State of Delaware. This Agreement will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of Delaware. Each of Burgers and BYB hereby submits to the jurisdiction of any state or federal court located within New Castle County, Delaware, and consents that all service of process be made by certified mail directed to the relevant party at its address set forth above.

         9.6 any notice required to be given to a party hereunder shall be in writing and may be delivered by (I) hand, (ii) United States first class mail, postage prepaid, (iii) Federal Express (or any other nationally recognized courier), and delivery charge prepaid, or (iv) telecopy or any other similar facsimile device, provided a confirmation sheet is available to confirm transmission. Each notice shall be addressed to the recipient at such recipient's last known address (or telecopy number) as it appears below. Such notice shall be effective: (I) if hand delivered or couriered when received; (ii) if mailed five (5) days after the same has been deposited into the U.S. Mails; and
                 (iii) if dispatched by telecopy or facsimile device, two (2) days after dispatch. Addresses of the parties are as follows:

                 BYB:                       BYB Properties, Inc.
                                            Suite 200
                                            103 Foulk Road
                                            Wilmington, Delaware 19803
                                            Fax: (302) 652-8667

                 Burgers:                   Back Yard Burgers, Inc.
                                            2768 Colony Park Drive
                                            Memphis, Tennessee 38118
                                            (901) 367-0999

         9.7 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         9.8 This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute a complete and original instrument but all of which together shall constitute one and the same agreement, and it shall not be necessary when making proof of this Agreement or any counterpart thereof to account for any other counterpart.

         IN WITNESS WHEREOF, each of the undersigned represents that he or she is authorized to bind his or her company to the terms of this Agreement, signed to be effective this 10th day of October, 1997:


                                       BYB PROPERTIES, INC.



                                       By:
                                          ----------------------------------
                                          Name:
                                          Title:




                                       BACK YARD BURGERS, INC.



                                       By:
                                          ----------------------------------
                                          Name:
                                          Title:


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                                    EXHIBIT A
                                       TO
                                LICENSE AGREEMENT

                          IDENTIFICATION OF TRADEMARKS

                                 U.S. TRADEMARKS


Mark                                        Registration Number                         Issue Date
----                                        -------------------                         ----------


Great Little Burger                         1,744,113                                December 29, 1992


Stylized Cooking Grill
  w/Flames Emanating
  From the Grill                            1,679,739                                  March 17, 1992


Back Yard Burgers                           1,679,702                                  March 17, 1992


BYBurgers                                   1,518,494                                December 27, 1988


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